Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion on Form 8-K/A, dated February 28, 2006, of DPAC Technologies Corp. of our report dated February 2, 2006 relating to the balance sheet of QuaTech, Inc. as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005.

/s/ HAUSSER + TAYLOR LLC

Cleveland, Ohio

May 12, 2006